News Release

Connecticut Water Service, Inc. to purchase Aqua Maine subsidiary of Aqua America, Inc.

Clinton, Connecticut, July 27, 2011 — Connecticut Water Service, Inc. (NASDAQ: CTWS) announced today that it has entered into an agreement to purchase the Aqua Maine, Inc. subsidiary of Aqua America, Inc. (NYSE: WTR) located in the state of Maine.

As a result of this transaction, Connecticut Water will acquire approximately $33.7 million in additional rate base and grow its overall customer base by 16,000 customers, or approximately 18 percent. The transaction will give Connecticut Water a greater presence in New England and a platform to grow throughout the northeast region.

Under the agreement, Connecticut Water will purchase all of the capital stock of Aqua Maine, Inc. for an aggregate cash purchase price of approximately $35.8 million, subject to certain adjustments at closing, including approximately $17.7 million of long-term debt as of December 31, 2010, reflecting a total enterprise value of approximately $53.5 million.

Aqua Maine owns 11 water systems in Maine and serves about 48,000 people. The systems serve 17 communities across the state. Once the acquisition is completed, Connecticut Water will serve approximately 106,000 customers, or a population of about 350,000 people, in the New England states of Connecticut and Maine.

"Growth through acquisition has been an important element in Connecticut Water’s strategy for the past several years,” said Connecticut Water President and CEO Eric W. Thornburg. “This acquisition will make Connecticut Water the largest U.S. based publicly-traded water utility company in New England and will give us a critical mass to continue expanding throughout the region and along the east coast.”

"This transaction enables both companies to execute their long-term business strategies as Connecticut Water is the right company to own and operate the Aqua Maine operations,” said Thornburg. “We are the right size, in the right location, with the right people to serve the families and communities that depend on Aqua Maine for public health, safety, and economic development. We are financially strong and have access to capital markets to fund future infrastructure investments.  Maine will be a focus of ours representing nearly 20 percent of our customer base and 10 percent of our rate base. Maine will have the support of our dedicated and highly respected leadership, finance, water quality, operations and customer service teams who are located in the same region and share the same heritage.”

Both companies entered into this agreement as a way to strengthen operations, creating better economies of scale and providing additional opportunities to improve customer service. In addition, Connecticut Water will benefit from regulatory and weather diversification by establishing a presence in another state. The closing of the transaction is subject to regulatory approval in the state of Maine, and the receipt of any necessary financing.  The acquisition is expected to close in the first quarter of 2012.

Connecticut Water is one of the ten largest U.S.-based publicly-traded water utilities, and is listed on the NASDAQ Global Select Market under the ticker symbol CTWS.

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This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.